Exhibit 99.1

Zapata Quantum Completes Phase Two of Strategic Restructure, Solidifying Financial Foundation

November 18, 2025

●	Raises $1.25 million in additional capital at over 3x the effective price per share of the June 2025 capital raise
●	Restructures additional $8.6 million of debt; bringing total amount of debt restructured to $18.7 million
●	Retains top-tier financial and accounting advisory firm to expedite path to full SEC compliance

BOSTON, Nov. 18, 2025 (GLOBAL NEWSWIRE) -- Zapata Quantum, Inc. (formerly Zapata Computing Holdings, Inc.) (OTC: ZPTA) (“Zapata”, “Zapata Quantum” or the “Company”), a pioneer in quantum computing application and algorithm development, today announced the completion of Phase Two of its strategic restructure, marking another major milestone in establishing the Company’s foundation for sustained growth.

Phase Two included a $1.25 million capital raise at an over 3x step-up in effective price per share from the most recent financing round, as well as the restructuring of an additional $8.6 million in debt bringing total debt restructured to $18.7 million.

“These accomplishments signal a strong vote of confidence from both strategic investors and key stakeholders, and are a direct reflection of our continued momentum and strong market position as the only hardware-agnostic, pure-play publicly traded quantum software company,” said Sumit Kapur, Chief Executive Officer of Zapata Quantum. “The fresh capital and debt restructure significantly enhance our financial flexibility and position us to execute on our growth strategy - including rebuilding our core team, advancing commercial progress and unlocking the full value of our technology portfolio.”

Solidifies Balance Sheet to Unlock Path to Growth

In Phase Two, the Company restructured an additional $8.6 million of debt. Altogether, the Company has now addressed $18.7 million of debt or over 85% of its legacy unsecured liabilities at year-end 2024, with well over 80% of the restructuring accomplished through conversions to equity.

“This milestone is a testament to Sumit’s tenacity and leadership in guiding the company through a complex restructuring,” said Clark Golestani, Chairman of the Board of Zapata Quantum. “We have not only surpassed our balance sheet cleanup targets but also preserved all of our intellectual property and strategic assets. Zapata is now well positioned to translate its pioneering work in quantum software into meaningful commercial outcomes and long-term shareholder value.”

Uses Proceeds to Accelerate Path to SEC Compliance

Zapata is utilizing the new financing to accelerate both the rebuilding of its core scientific team as well as to retain a top-tier financial and accounting advisory firm to expedite its path to full SEC compliance, which the Company expects to achieve within the current quarter. Going forward, the Company also plans to pursue a return to a national exchange, such as Nasdaq, where it was previously listed.

“The additional capital has given us the flexibility to add critical resources both on the scientific and financial fronts,” continued Kapur. “We now have a rock-solid foundation and a clear path forward to continuing our legacy of leadership in quantum computing software.”

About Zapata Quantum

Zapata Quantum is a leading pure-play hardware-agnostic quantum software company, delivering solutions that accelerate quantum application development. Founded in 2017 by researchers from a Harvard University Quantum Computing Lab, Zapata has built one of the industry’s most robust intellectual property portfolios in quantum and hybrid quantum-classical computing and algorithmic methods, with over 60 patents granted and pending developed over eight years.

Zapata’s platform supports a wide range of applications in cryptography, pharmaceuticals, finance, materials discovery, defense, and more. The Company is the only participant across all technical areas of DARPA’s Quantum Benchmarking program and has worked with Fortune 500 enterprises and government agencies to unlock the potential of quantum computing. Follow Zapata at https://www.linkedin.com/company/zapata-quantum/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s growth prospects and potential future success and the Company’s prospects and ability to achieve various milestones including achieving commercial success, regaining SEC compliance and seeking listing of its common stock on a national securities exchange. Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project,” and similar words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, our need for additional capital to re-establish material operations and meet future goals and milestone targets which we may be unable to obtain on favorable terms, within the time required or at all, the state of the U.S. economy including based on a deteriorating labor market, inflation and interest rates, and the future of U.S. tariff policy any of which may have material adverse effect on the U.S. capital markets and could result in a recession, our ability to attract and retain key personnel, our ability to maintain and protect intellectual property rights, our ability to comply with regulatory requirements including the rules and regulations of the Securities and Exchange Commission and a national securities exchange as needed to meet the initial listing standards of a national securities exchange, the risk that software and technology infrastructure on which we depend fail to perform as designed or intended, the possibility that competitors may develop or access technology with similar or superior capabilities to our technology offerings, and the Risk Factors contained in our Prospectus Supplement on Form 424(b)(3) filed with the Securities and Exchange Commission on September 12, 2024. Any forward-looking statement made by us in this presentation speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Relations Contact:

Richard Land

investors@zapataquantum.com

Media Contact:

Fatema Bhabrawala

fbhabrawala@allianceadvisors.com